On May 26, 2016, NASDAQ Listing Qualifications staff (Staff) notified
United Development Funding IV (Company) that it determined to delist the Company based on Rule 5250(c)(1). On June 2, 2016, the Company exercised its right to appeal the Staff's determination to the Listing
Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on July 7, 2016. On July 25, 2016, the Panel issued a decision that granted the Company through September 12, 2016 to regain compliance. The Company requested a further extension to October 17, 2016. On September 14, 2016, the Panel granted this request. However, after the Company informed the Panel that it wouldnot meet the October 17 deadline, the Panel issued a delisting decision on October 17, 2016. On
October 28, 2016, the Company exercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On January 20, 2017, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On April 27, 2017, the Company was provided notice that the Nasdaq
Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).